Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
El Paso Electric Company:

Re: Registration Statement No. 333-196628

With respect to the subject registration statement on Form S-8, we acknowledge our awareness of the use therein of our reports dated May 8, 2014, August 7, 2014, and November 6, 2014 related to our reviews of interim financial information as of and for the three-months ended March 31, 2014 and 2013, the three and six-months ended June 30, 2014 and 2013, and the three and nine-months ended September 30, 2014 and 2013, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Kansas City, MO
December 9, 2014